Exhibit 10.1
Exit Agreement
This exit agreement (“Agreement”) has on this date been entered into between:
1.Stoneridge Electronics AB, company registration number 556442-9388 (the “Company”) and
2.Peter Österberg, personal identity number 681119-4932 (the “Employee”),
(each a “Party” and collectively the “Parties”).
1.BACKGROUND
1.1    The Employee has been employed by the Company since 1 February 2022 in accordance with employment agreement signed 28 October 2021 (the “Employment Agreement”). The Employee holds the position as President SRE.
1.2     After the Employee has taken the initiative to terminate the employment, and in mutual agreement with the Company, the Parties have agreed on the conditions for the termination of employment that follow from this Agreement.
2.CESSATION OF THE EMPLOYMENT
2.1    The Employee’s employment ceases with last day of employment on 7 August 2024 (“End Date”), which equals six (6) months’ notice.
2.2    The Employee is released from work duties from the date 31 May 2024 (“Last Working Date”) but shall remain available until End Date to respond to questions when needed and to a reasonable extent. The Employee is entitled to take up other employment and to conduct business activities after the Last Working Date, unless it competes with the Company’s or a group company’s business in a way that may cause harm or otherwise harm the Company’s business (up until the End Date). For time after the End Date, see Section 7.2 below.
3.RESIGNATION AS BOARD MEMBER
3.1     The Employee shall, when requested by the Company, resign as managing director and board member of the Company, by signing a standard resignation form to be submitted to the Swedish Companies Registration Office (Sw: Bolagsverket) by the Company.
3.2    The Employee shall resign from all other commitments in the Company and of any other entity within the same Group as the Company.
3.3     The Employee waives any claim for compensation in relation to his board memberships or other commitments in the Company and in any other entity as set forth in clause 3.1-3.2 above.
4.COMPENSATION
4.1    The Employee shall receive regular salary and other employment benefits up until and including the End Date.
4.2    Incentive payments already earned for 2023 in accordance with the Annual Incentive Plan, if any, will be paid to the Employee as scheduled in March 2024.
4.3    In accordance with Employee’s Grant Agreements under the Long-Term Incentive Plan and Company practice, the number of awarded Performance Share Units and Restricted Shares Units will be calculated pro rata as of the date of notice, 7 February 2024, and vest on End Date, as shown in the table below, with any remaining shares to be forfeited. Employee will surrender appropriate number of vested shares to cover applicable taxes upon vest.
4.4    In accordance with Employee’s Employment Agreement, the Company shall pay Employee salary continuation for a period of six (6) months, beginning on the day after the End Date and continuing to 7 February 2025. All salary continuation payments are subject to fees and taxes per law.
4.5    In addition to salary and other benefits until End Date, and salary continuation per Employee’s Employment Agreement, the Company shall pay the Employee a severance pay of SEK 1 312 500 (equalling six (6) months’ salary), to be paid together with the final salary at the end of the salary continuation period. The severance pay will be split into two payments, with one payment as lumpsum cash payment to Employee and one payment to the Employee’s pension fund, up to the amount allowable by law.
4.6    The Company shall withhold preliminary withholding tax and pay social fees on the salary continuation and severance pay in compliance with applicable tax laws. The severance pay shall not be considered when calculating vacation pay or occupational pension.
4.7    The Employee is not entitled to any additional bonuses, compensation related to Incentive Plans as outlined in Clauses 7.2-7.3 of the Employment Agreement, compensation pursuant to the Phantom Share Grant Agreement entered into between the Parties on 20 June 2023, or any other form of compensation in addition to Clauses 4.1-4.5.
4.8    The Parties agree that the Employee’s Phantom Shares in accordance with the Phantom Share Grant Agreement have been forfeited.
4.9    Compensation for possibly saved and earned but per End Date not yet taken vacation days, shall be paid out to the Employee as vacation pay no later than 30 days after End Date. The Parties agree that vacation days that are earned during the Employee’s work release shall be placed and used as paid vacation days before End Date. The amount that shall be paid out as vacation pay will be calculated at time of End Date.
4.10    The Company shall not deduct income that the Employee may earn in other employment or business activities, from salary and other employment benefits or from severance pay.
4.11    The Company agrees to reimburse the Employee’s actual expenses for tax consultation services, not exceeding SEK 55 000, for the Employee to receive advice on tax matters relevant to this Agreement under Swedish and French law, as well as the Employee’s residency in France. Employee must submit actual invoice of tax consultation services to the undersigned in order to receive reimbursement.

5.CONFIDENTIALITY
5.1    The Employee is reminded that the confidentiality undertaking in clause 14 of the Employment Agreement shall continue to apply after the End Date and that the Employee in accordance with the Trade Secrets Act (SFS 2018:558) is prevented from giving himself access to, using or disclosing the Company’s or its affiliate companies’ trade secrets (during the employment and after the End Date).
5.2    Neither of the Parties shall, before or after the End Date, make adverse comments or any comments which may damage the goodwill of or which could be detrimental or degrading to the other Party or, as far as the Company is concerned, its affiliated companies.
6.INTELLECTUAL PROPERTY RIGHTS
6.1    In accordance with clause 16 in the Employment Agreement, the Company has during the Employee’s employment obtained, and will continue to obtain for a period of one year after the End Date, the exclusive ownership of all material and all results and intellectual property rights which the Employee has produced or will produce pursuant to his employment, including the right to amend and transfer copyrights. The Employee is reminded of his obligations in accordance with clause 16 of the Employment Agreement.
6.2    The Employee is not entitled, either on his own account or for another person or company, to use any material or results referred to in clause 6.1 without the prior written consent of the Company’s board of directors.
7.NON-COMPETITION AND NON-SOLICITATION UNDERTAKINGS
7.1    The Parties acknowledge that the Employee is bound by a non-solicitation restriction until 7 August 2025 as set forth in Clause 18 in the Employment Agreement.
7.2    The Parties acknowledge that the Employee is bound by a non-competition restriction until 7 May 2025 as set forth in Clause 17 in the Employment Agreement. The Parties hereby agree that the Employee, through the salary continuation and severance pay in Clauses 4.4 and 4.5, is fully compensated for the non-competition restriction and thus not entitled to any additional compensation in accordance with Clause 17.3 in the Employment Agreement.
8.MISCELLANEOUS
8.1    The Employee acknowledges that the lease of the Company-provided apartment located at address Wittstockgatan 21, 11527 Stockholm (the "Apartment"), which was rented for the Employee, will terminate on 31 May 2024. The Employee will no longer have the right to reside in the Apartment and the Company is not obligated to bear any expenses related to the Apartment on behalf of the Employee, or any other residential expenses that the Employee may incur after 31 May 2024.
8.2    The Employee shall no later than on the Last Working Date return company car (inclusive of all equipment), computer, passwords, keys, entrance passes, company cards, documents, computer files and information (regardless of format or medium, including copies which – when applicable – shall be deleted) and all other property belonging to the Company which the Employee is in possession of. Employee may retain the Company-provided mobile phone after return and removal of all Company information from the mobile phone.

8.3    The Parties undertake to respect confidentiality regarding the contents of this Agreement towards third parties, however with the exception for authorities and a Party’s advisor, trade union and unemployment agency (Sw. arbetslöshetskassa). Also, the Company shall be permitted to disclose such information that the Company believe is necessary to disclose according to mandatory legislation or applicable stock exchange regulations.
8.4    The Company will decide on internal and external communication regarding the cessation of the employment but will discuss the communication plan with the Employee.
9.FINAL SETTLEMENT
Upon the Company fulfilling its obligations towards the Employee under this Agreement, the Employee has no further claims towards the Company, including but not limited to claims for salary, bonus, pension, holiday compensation, damages and/or other compensation.
10.GOVERNING LAW AND DISPUTES
10.1    This Agreement shall be governed by and construed in accordance with the laws of Sweden.
10.2    Any dispute, controversy or claim arising out of, or in connection with, this Agreement or the Employment Agreement, or the breach, termination or invalidity thereof, shall be finally settled as set forth in Clause 24 in the Employment Agreement.
____________________
This Agreement is signed electronically and each Party will receive a signed counterpart by e-mail.

Place:	Place:
Date: May 3, 2024	Date: April 30th 2024
Stoneridge Electronics AB /s/ James Zizelman	/s/ Peter Österberg
James Zizelman	Peter Österberg

4